EX-99.4.p

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
                                             A STOCK COMPANY



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                GUARANTEED MINIMUM WITHDRAWAL BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE OF THE CONTRACT, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED.

THE CONTRACT IS AMENDED AS FOLLOWS:

1)   The following language is added to the CONTRACT DATA PAGE of the Contract:

"Please note that due to Your selection of the Guaranteed Minimum Withdrawal Benefit, You cannot make any allocations to the Indexed Fixed Option, if applicable to Your Contract.

GUARANTEED MINIMUM WITHDRAWAL        On an annual basis,  the charge  equals  [0.35%] of the daily net
BENEFIT (GMWB) CHARGE:               asset  value  of  the  Investment  Divisions.  If you  elect  the
                                     Guaranteed  Withdrawal  Balance step-up,  We reserve the right to increase the GMWB Charge, subject to a maximum GMWB Charge, on an annual  basis,  of [.70%]  of the  daily  net asset  value of the
                                     Investment  Divisions.  The GMWB Charge will be discontinued upon the earliest of either the  annuitization of your Contract or the date that the Contract Value equals zero."



2)   The following language is added to the DEFINITIONS section of the Contract:

"GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, in order for the guarantee to remain fully effective, until the Guaranteed Withdrawal Balance (GWB) is zero.

GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals."

3)   The  following  language  is  added  to the  WITHDRAWAL  PROVISIONS  of the
     Contract:

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

"GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date that, in total, equal the amount of Premium payments made, net of any applicable premium taxes (if elected after issue, the Contract Value less any Recapture Charge will be used in lieu of the net Premium payment) regardless of the performance of the Investment Divisions or level of the Contract Value. If the GMWB is elected after issue, the request must be received within the [30] calendar days prior to the Contract Anniversary and will be effective on the Contract Anniversary following receipt of the request in Good Order. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed [7%] of the Premium payments (net of any applicable premium taxes). Withdrawals under this guarantee are not cumulative. The Owner may "step-up" the Guarantee Withdrawal Benefit to the current Contract Value at [5]-year intervals subject to the Guaranteed Withdrawal Balance Step-Up provisions.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments. The total amount received under the guarantee may be less than the GWB at election or step-up due to the application of these charges and adjustments.

A partial withdrawal in excess of the Withdrawal Value will be permitted as long as the total partial withdrawal for the Contract Year is less than or equal to the GAWA. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year is less than or equal to the GAWA. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

GUARANTEED WITHDRAWAL BALANCE.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of [$5,000,000]:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium (net of any applicable premium taxes).
2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment (net of any applicable premium taxes), subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount greater than the GAWA during any Contract Year, the guarantee provided by this endorsement may be reduced to an amount less than the GWB at election or step-up.

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

Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the GAWA, the GWB is equal to the greater of:
     a.   the GWB prior to the partial  withdrawal less the partial  withdrawal;
          or
     b.   zero.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is greater than the GAWA, the GWB is equal to the lesser of:
     a. the Contract Value after the partial withdrawal less any applicable Recapture Charges; or
     b. the GWB prior to the partial withdrawal less the partial withdrawal, or zero, if greater.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT.

On the effective date of this endorsement, the Guaranteed Annual Withdrawal Amount is equal to [7%] of the GWB.

With each subsequent Premium received after the effective date of this endorsement, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus [7%] of the subsequent Premium payment (net of any applicable premium taxes), or [7%] of the increase on the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the GAWA, the GAWA is the lesser of:
     a.   the GAWA prior to the partial withdrawal; or
     b.   the GWB after the partial withdrawal.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is greater than the GAWA, the GAWA is the lesser of:
     a.   the GAWA prior to the partial withdrawal; or
     b.   the GWB after the partial withdrawal; or
     c.   [7%] of the greater of:
          1.   the  Contract  Value  after  the  partial   withdrawal  less  any
               applicable Recapture Charges; or
          2.   the GWB after the partial withdrawal.

FULL SURRENDER. Upon full surrender of the Contract, the GMWB is terminated without value.

CONTRACT VALUE REDUCES TO ZERO. If Your Contract Value is reduced to zero as the result of a partial withdrawal and the GWB after the partial withdrawal is greater than zero, the GWB will be paid to the Owner on a periodic basis elected by the Owner, which cannot be less frequently than annually. With each payment the GWB is reduced by the amount of the payment until the GWB is depleted. The total annual payment amount will equal the GAWA, but not exceed the current GWB. Upon the death of the Owner, the Beneficiary will receive the scheduled payments. No other death benefit or Earnings Protection Benefit will apply. All other rights under the Contract cease, no subsequent Premium payments will be accepted, and all other endorsements are terminated without value.

7398                                    3

GUARANTEED WITHDRAWAL BALANCE STEP-UP. On or after the [5th] anniversary of the effective date of this endorsement, the Owner may choose to step-up the GWB to equal the Contract Value. The step-up is subject to the following restrictions:

1. The first step-up must be at least [5] years after the effective date of this endorsement.
2. A subsequent step-up may not be elected until the [5th] (or later) Contract Anniversary after the latest step-up.
3. The step-up can only be elected on or during the [7]-calendar day period following a Contract Anniversary. The request will be processed and be effective on the day We receive the request in Good Order.

At the time of step-up:

1.   The GWB equals the Contract Value.
2.   The GAWA is the greater of:
     a.   [7%] of the new GWB; or
     b.   the GAWA prior to the step-up.

On the first elected step-up, and at the time of any subsequent step-up, the Company reserves the right to prospectively increase the GMWB Charge, but not greater than the maximum GMWB Charge indicated in this endorsement."

4)   The  following  language is added to the DEATH  BENEFIT  PROVISIONS  of the
     Contract:

"Upon the death of the Owner while the Contract is in force, the GMWB is terminated without value. However, the GMWB will continue upon spousal continuation and the spouse retains all rights previously held by the Owner. No adjustments will be made to the GWB or the GAWA at the time of such continuation.

The spouse may elect to step-up to the Contract Value (including any applicable adjustments) on the continuation date. Subsequent step-ups are subject to all of the restrictions in the Guaranteed Withdrawal Balance Step-Up provision; a subsequent step-up may not be elected until the 5th (or later) Contract Anniversary after the last step-up (includes the initial Contract Anniversary after step-up as the first Contract Anniversary)."

5)   The following language is added to the INCOME PROVISIONS of the Contract:

"In addition to the Income Options available under the Contract, the following Income Option may be elected by the Owner under this endorsement:

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


FIXED PAYOUT INCOME OPTION. The Owner is entitled to receive payments in a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the GWB by the GAWA. The total annual amount payable under this option will equal the GAWA, but will not exceed the current GWB. This amount will be paid over the determined number of years in the frequency (not less than annually) that the Owner elects. If, at the death of the Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This option may not be available on certain Qualified Plans."

Endorsement effective date (if different from Issue Date of the Contract):
______________


                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER




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